UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012 (February 13, 2012)

Behringer Harvard Opportunity REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-3600
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective as of February 13, 2012, Behringer Harvard Opportunity OP I, LP (“Behringer Harvard Opportunity OP”), the operating partnership of Behringer Harvard Opportunity REIT I, Inc. (the “Registrant”), together with Behringer Harvard Opportunity OP’s wholly owned subsidiaries, Behringer Harvard Bowen Road LP, a Delaware limited partnership, Behringer Harvard Las Colinas LP, a Delaware limited partnership and Behringer Harvard Northpoint LP, a Delaware limited partnership, (collectively, the “Borrowers”), entered into a Third Amendment of its Credit Agreement with Bank of America, N.A., an unaffiliated entity, as lender and administrative agent (“Bank of America”) and other lending institutions (collectively with Bank of America, the “Lenders”) that became a party to the Credit Agreement dated February 13, 2008 (the “Credit Agreement”), to extend the term of the Credit Agreement from February 13, 2011 to April 13, 2012 and to revise the interest rate payable under the Credit Agreement to LIBOR + 4%.  The extension reduces the loan commitment to $37.5 million. All other material terms of the Credit Agreement remain the same. The current balance outstanding is $37.5 million. The extension did not waive the lender’s rights in regards to the existing guarantor defaults.

The Third Amendment is secured by a first lien on all real property assets in a collateral pool consisting of 5000 S. Bowen Road, Arlington, Texas, Northpoint Central, Houston, Texas and Las Colinas Commons, Irving, Texas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Behringer Harvard OPPORTUNITY REIT I, Inc.

Dated: February 21, 2012	By:	/s/ Andrew J. Bruce
Andrew J. Bruce Chief Financial Officer